Exhibit 99.1

Foresight Energy LP Provides an Update on the Deer Run Mine

ST. LOUIS, Missouri — (BUSINESS WIRE) — March 1, 2016 — Foresight Energy LP (NYSE:FELP) (“Foresight”) reported today that its subsidiary, Hillsboro Energy LLC (“Hillsboro”), is continuing its efforts to extinguish the March 2015 combustion event within Hillsboro’s Deer Run Mine, near Hillsboro, Illinois. To date, our efforts to extinguish the combustion event have been primarily directed at sealing specific areas within the mine and filling them with extinguishing agents and inert gases.  Thus far, these efforts have been unsuccessful at demonstrating that the combustion event is permanently extinguished and further action is necessary.  Today, Foresight asked the Mine Safety and Health Administration for permission to take the next step of temporarily sealing the entire mine to reduce or eliminate oxygen flow paths into the mine.  We are uncertain as to when production will resume at this operation but we will continue to work closely with the Mine Safety and Health Administration and the Illinois Office of Mines and Minerals Mine Safety and Training Division to ensure the safety of our employees throughout the process and to explore alternatives to safely resolving this issue.

About Foresight Energy LP

Foresight is a leading producer and marketer of thermal coal controlling over 3 billion tons of coal reserves in the Illinois Basin. Foresight currently operates four mining complexes (Williamson, Sugar Camp, Hillsboro and Macoupin), with four longwall systems, and the Sitran river terminal on the Ohio River.   Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Gary M. Broadbent

Assistant General Counsel and Media Director

(740) 338-3100

Investor.relations@foresight.com

Media@coalsource.com